EXHIBIT 10(iv)

THE STANLEY WORKS

Deferred Compensation Plan for Participants
in Stanley's Management Incentive Plans

1.    Purpose of the Plan.

a.	To offer to certain participants in Stanley's management incentive plans an opportunity to defer the receipt of incentive earnings for tax or other reasons suited to the participant's own financial plans.

b.	To provide an opportunity to participants to reinvest their incentive earnings in The Stanley Works ("Company" or "Stanley") under terms which will provide a return related to the future earnings performance of the Company.

c.	To provide an incentive to participants, supplementing that of the management incentive plans, for the achievement of superior earnings performance by the Company.

2.    Eligibility.

a.	All participants in Stanley's management incentive plans who are "highly compensated employees" are eligible to participate in this Plan. A "highly compensated employee" is an employee who, for the year for which an election is made under this Plan, is a highly compensated employee, as defined in Section 414(q) of the Internal Revenue Code of 1986, as amended. Such definition is based on W-2 income (including amounts deferred under Section 125 or 401(k) of the Internal Revenue Code) during the calendar year immediately preceding the year for which an election is made exceeding the indexed amount [$90,000 for 2003] described in Section 414(q)(1)(B) of the Internal Revenue Code for such preceding calendar year.

b.	This Plan is applicable only to incentive earnings earned under the management incentive plans.

3.    Election by Participant.

a.	The election (the "original election") by the participant must be made in December (or such later date determined by the administrator of this Plan, but not later than the March 31 following such December) of each year with respect to deferral of incentive earnings earned the following year. All or any portion, or none, of the incentive earnings may be deferred.

b.	The original election must specify when or under what circumstances payment is to be made in the future and whether by lump sum or in a series of payments; the circumstances that may be specified are limited to death, retirement, or termination of employment. Effective with original elections made on or after January 1, 1996, if the election specifies that payment is to be made in a year certain (as opposed to a year related to death, retirement, or termination of employment) such year certain must be at least five years after the year the incentive earnings are earned.

c.	In the case of any original election made after February 25, 1981, notwithstanding the specifics of the election, any deferred funds and interest thereon not paid out prior to the later of the participant's death or the tenth anniversary of the participant's termination of employment by death, retirement or otherwise will be paid out promptly after the later of such death or such anniversary.

d.	Effective October 1, 1996, once made an election (either an original election or a subsequent election) may not be changed to delay the receipt of incentive earnings to a year certain (as opposed to a delay to a year related to death, retirement, or termination of employment) unless such year certain is at least five years after the year in which such change is being submitted.

e.	Once made, an election may not be changed either in amount or method of payment to accelerate the receipt of incentive earnings, except (i) with the approval of the Compensation and Organization Committee of Stanley's Board of Directors upon demonstration of a financial hardship by the participant, or (ii) upon forfeiture of a penalty equal to that percentage of the amount of the payment equal to the Treasury Bill rate fixed by the Treasurer as provided in the footnote on page 4, but in no event less than 10%.

4.    Interest Payment Schedule.

a(i).	Interest will be credited annually on deferred amounts of incentive earnings earned prior to 1992 based on the following schedule:

If "Pretax Earnings" on opening Stockholders' equity are	Interest Credited on Deferred Funds will be:
Less than 10%	-0-
10 to 12	5%
12 to 14	6-1/2
14 to 16	8-1/4
16 to 18	10-1/2
18 to 20	13-1/2
20% and over	17[a]

"Pretax earnings" will be Earnings Before Income Taxes as shown in the Annual Report to Stockholders except that such Earnings Before Income Taxes will be increased by an amount equal to aggregate management incentive compensation.

a(ii).	Interest will be credited annually on deferred amounts of incentive earned based on performance in the years 1992-1994 based on the following schedule.

If "Net Earnings" on Stockholders' Equity" are	Interest Credited on Deferred Funds will be:
Less than 9%	8%
9 to 18	12
Over 18	16[b]

"Net Earnings" will be consolidated full year's net earnings and "Stockholders' Equity" is the average of the opening and closing consolidated stockholders' equity, in each case as shown in the Annual Report to stockholders.

a(iii).	Interest will be credited annually on deferred amounts of incentive earned based on performance in 1995 or thereafter with interest compounded quarterly at a rate equal to 1 percentage point greater than the yield of 10 year Treasury Notes as reported for the last business day of the preceding calendar quarter.

b.	Deferred incentive earnings earned in a given year will be credited to the participant's deferred account in February of the following year. Each February thereafter interest will be credited on the total deferred balance in the account, as of the beginning of the year, based on the Company's earnings performance for the prior year, per the schedule above.

5.    Removal of Funds from the Plan.

a.	Deferred funds credited to a participant will be removed from the Deferred Compensation Plan in the event of:

a	For 1981 and thereafter: the higher of 17%, or the U.S. Treasury Bill rate, compounded quarterly, all as provided in footnote c.
b	The higher of 16% or the U.S. Treasury Bill rate, compounded quarterly, all as provided in footnote c.

- death,
- retirement, or
- termination of employment,

provided that in the event of death or retirement interest earned under the Plan will be credited to the participant's deferred account on a pro rata basis from the beginning of the year to the date of death or retirement.

b.	Terminations and retirements will be as defined under the Retirement Plan for Salaried Employees of The Stanley Works.

c.	For periods after December 31, 1987, such deferred funds removed from the Plan will be credited by the Company with interest compounded quarterly at a rate equal to the yield of 5 year Treasury Notes[c] as reported for the last business day of the preceding calendar quarter.

6.    General.

Interest credited on deferred funds under the Plan will not constitute earnings for pension plan purposes.

7.    Definition of Change in Control

a.	For purposes of this Plan, a "Change in Control of the Company" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I)	any Person, as hereinafter defined, is or becomes the Beneficial Owner, as hereinafter defined, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates, as hereinafter defined) representing 25% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (III) below; or

(II)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board, as hereinafter defined, and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on December 17, 2003 or whose appointment, election or nomination for election was previously so approved or recommended; or

(III)	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (i) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or

c	The "U.S. Treasury Bill rate" referred to elsewhere shall be that interest rate equal to the yield for 3-month U.S. Treasury Bills as reported for the last business day of the preceding calendar quarter.

becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities; or

(IV)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

b.	Solely for purposes of this Section 7, and notwithstanding anything to the contrary in any other provision of this Plan, the following terms shall have the meanings indicated below:

1.	"Affiliates" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

2.	"Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

3.	"Board" shall mean the Board of Directors of The Stanley Works.

4.	"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

5.	"Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

8.    Accelerated Payment Following a Change in Control.

Notwithstanding any of the preceding provisions of this Plan, as soon as possible following any Change in Control of the Company, payment shall be made, in cash, of the entire account of each participant hereunder. For purposes of calculating the amount of such payment, with respect to any period for which no interest on the deferred balance has yet been credited to any such participant's account under section 4 or section 5 hereof, pro-rated interest based on the rate of interest credited for the immediately preceding year (in the case of section 4 interest) or the immediately preceding quarter (in the case of section 5 interest) shall be credited to such account.